Contact:	Calvin E. Jenness
Senior Vice President and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces 2006 Fourth Quarter and Full Year Results,
Provides 2007 Financial Outlook

•                  Outdoor Products segment sales reach record level in 2006

•                  Debt reduced by $56.8 million in 2006 to $350.9 million

•                  Industrial and Power Equipment segment sales and contribution impacted by a cyclical downturn in North American timber-harvesting equipment market

PORTLAND, OR, February 28, 2007: Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2006.

Results for the Quarter Ended December 31, 2006

Fourth quarter sales were $158.1 million compared to $176.9 million in the fourth quarter of 2005. Operating income was $23.3 million compared to $29.8 million in the fourth quarter of 2005. The sales and operating income decline from 2005’s fourth quarter reflects year-over-year growth in the Company’s largest business segment, Outdoor Products, offset by industry-driven declines in the Industrial and Power Equipment segment.

Fourth quarter net income from continuing operations was $9.2 million ($0.19 per diluted share) compared to $56.4 million ($1.17 per diluted share) in the fourth quarter of 2005.  The fourth quarter 2005 net income was favorably impacted by the reversal of most of the Company’s deferred income tax valuation allowance, which resulted in a significant income tax benefit being recorded. The estimated impact of key variances in results of continuing operations for the fourth quarter of 2006 compared to the fourth quarter of 2005 in terms of sales, operating income and diluted earnings per share is illustrated below:

	Sales	Operating Income	Diluted EPS
$ in millions except per share data
Results for 4th Qtr. 2005	$176.9	$29.8	$1.17
Increase/(decrease) from:
Outdoor Products Segment	2.0	1.4	0.02
Industrial and Power Equipment Segment	(20.9)	(7.3)	(0.09)
Income Tax Rate	—	—	(0.91)
Plant Closure Costs	—	(0.2)	—
Stock Option Expense	—	(0.3)	—
All Other	0.1	(0.1)	—
Total Variance 2006 vs. 2005	$(18.8)	$(6.5)	$(0.98)
Results for 4th Qtr. 2006	$158.1	$23.3	$0.19

-tables to follow-

Full Year Results

Sales in 2006 were $651.1 million compared to $702.3 million in 2005, a 7.3% decline. Sales in the Company’s largest segment, Outdoor Products, increased by approximately 1% in 2006 to exceed 2005’s record level. This increase was more than offset by an industry related sales decline of 21.5% for the Company’s Industrial and Power Equipment segment.

Operating income from continuing operations in 2006 was $88.3 million compared to $117.8 million in 2005. Operating income in 2006 included $5.0 million of non-recurring charges related to the redesign of the Company’s domestic retirement plans and the write-down and closure of a manufacturing facility. Other major variances related to the year-over-year operating income decline include $4.8 million from adverse foreign currency trends, $3.2 million for stock compensation expense and $13.4 million due to a unit reduction in timber-harvesting equipment sold within the Industrial and Power Equipment segment. Income from continuing operations was $38.1 million ($0.80 per diluted share). Income from continuing operations in 2005 was $104.7 million ($2.20 per diluted share) and included a significant income tax adjustment that was made to reverse most of the Company’s deferred income tax valuation allowance. The estimated impact of key variances in results of continuing operations for 2006 compared to 2005 in terms of sales, operating income and diluted earnings per share is illustrated below:

	Sales	Operating Income	Diluted EPS
$ in millions except per share data
Results for 2005	$702.3	$117.8	$2.20
Increase/(decrease) from:
Outdoor Products Segment	2.7	(7.7)	(0.11)
Industrial and Power Equipment Segment	(54.1)	(14.7)	(0.22)
Income Tax Rate	—	—	(1.02)
Plant Closure Costs/Pension Redesign	—	(5.0)	(0.07)
Stock Option Expense	—	(3.2)	(0.05)
Net Interest Expense	—	—	0.02
Early Extinguishment of Debt	—	—	0.04
All Other	0.2	1.1	0.01
Total Variance 2006 vs. 2005	$(51.2)	$(29.5)	$(1.40)
Results for 2006	$651.1	$88.3	$0.80

Commenting on the 2006 results, James S. Osterman, Chairman and Chief Executive Officer, stated, “Despite some challenging market conditions during 2006, we made progress on several of our business initiatives. We posted our fourth consecutive year of record revenues in the Outdoor Products segment, improved our cost base through restructuring actions and reduced our outstanding debt by an additional $57 million. However, the impact of weak industry trends in the North American timber-harvesting equipment market and stronger foreign currencies was too steep to allow the Company to exceed the record level of segment contribution achieved in 2005.”

-tables to follow-

Segment Results

The Outdoor Products segment’s fourth quarter sales were $114.6 million, a 1.8% increase from the fourth quarter 2005 sales of $112.6 million. Segment contribution to operating income was $26.4 million (23.0% of sales) in 2006 compared to $25.0 million (22.2% of sales) in the fourth quarter of 2005. The fourth quarter increase in year-over-year sales and contribution is the result of increased volume and favorable foreign currency effects, offset partially by the cost of increased marketing programs. The effects of foreign currency increased sales revenue by $1.6 million and segment contribution by $0.9 million in the fourth quarter of 2006 from 2005. Backlog at the end of 2006 was $54.8 million, down from $64.8 million at the end of the third quarter of 2006. Segment sales for the full year were a record $455.0 million, compared to $452.3 million in 2005. Segment contribution to operating income for 2006 was $97.8 million, compared to $105.5 million in 2005. Approximately 60% of the year-over-year contribution decline is related to the effects of stronger international currencies relative to the United States dollar during 2006.

The Industrial and Power Equipment segment sales were $43.7 million in the fourth quarter of 2006, a decline of 32.4% from $64.6 million in 2005. Segment contribution to operating income in the fourth quarter was $1.4 million compared to $8.7 million in the fourth quarter of 2005. Sales for the full year were $196.9 million compared to the record level of $251.0 million in 2005. Segment contribution to operating income for 2006 was $13.3 million compared to $28.0 million in 2005. Throughout 2006, the Industrial and Power Equipment segment was adversely impacted by a severe cyclical downturn in the North American timber industry that resulted in a significant decline in demand for the Company’s timber-harvesting equipment products.  Order backlog at the end of 2006 was $18.5 million compared to $28.7 million at the end of the third quarter of 2006.

2007 Financial Outlook

In 2007, we expect the Outdoor Products segment to experience a modest increase in sales and profitability. The weak industry conditions within the North American timber markets are expected to continue through the first half of 2007 however, and will likely result in a year-over-year decline in sales and profitability for the Industrial and Power Equipment segment. The Company estimates that for the full year, consolidated sales will be flat to down 3% from 2006 as the decline in timber-harvesting equipment sales will likely offset the anticipated increases in our other product lines.  Operating income is estimated to range between $85 million and $90 million. Cash flow available for debt repayment is expected to be between $25 million and $35 million in 2007. The income tax rate for 2007 is estimated to be 37%, exclusive of the effect of the Company’s adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.”

The Outdoor Products segment full-year sales growth for 2007 is estimated to be between 4% and 6%. Full-year sales of the Industrial Power and Equipment segment are anticipated to decline between 15% and 20% from 2006. Total Company sales are expected to decline in the first half of 2007 from 2006, primarily due to the continued weakness in the North American timber markets.

Blount International, Inc. is a diversified international company operating in two principal business segments:  Outdoor Products and Industrial and Power Equipment. Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation the Company’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” estimates,” “anticipations,” “guidance,” and their variants, as defined by the Private Securities Litigation Reform Act of 1995,  are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

-tables to follow-

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income

	Three mos. ended Dec. 31		Twelve mos. ended Dec. 31
(In thousands, except per share data)	2006	2005	2006	2005
Sales	$158,071	$176,944	$651,064	$702,256
Cost of sales	106,654	119,912	446,636	474,171
Gross profit	51,417	57,032	204,428	228,085
Selling, general and administrative expenses	27,944	27,222	111,197	110,294
Retirement plan freeze	—	—	3,747	—
Plant closure costs	161	—	1,216	—
Operating income	23,312	29,810	88,268	117,791
Interest expense, net of interest income	(8,416)	(9,231)	(35,401)	(36,707)
Other income (expense), net	752	921	1,549	(905)
Income from continuing operations before income taxes	15,648	21,500	54,416	80,179
Provision (benefit) for income taxes	6,448	(34,862)	16,349	(24,528)
Income from continuing operations	$9,200	$56,362	38,067	104,707
Income (loss) from discontinued operations	(162)	(173)	4,479	1,908
Net income	$9,038	$56,189	$42,546	$106,615

Basic income per share:
Continuing operations	$0.19	$1.20	$0.81	$2.27
Discontinued operations	0.00	0.00	0.09	0.04
Basic income per share:	$0.19	$1.20	$0.90	$2.31
Diluted income per share:
Continuing operations	$0.19	$1.17	$0.80	$2.20
Discontinued operations	0.00	0.00	0.09	0.04
Diluted income per share:	$0.19	$1.17	$0.89	$2.24
Shares used for per share computations (in 000’s):
Basic	47,214	46,973	47,145	46,094
Diluted	47,866	47,827	47,868	47,535

Condensed Consolidated Balance Sheets

	Dec. 31,	Dec. 31,
(In thousands)	2006	2005
Assets:
Cash and cash equivalents	$27,636	$12,937
Accounts receivable	82,748	93,593
Inventory	77,833	85,274
Other current assets	28,464	34,801
Property, plant and equipment, net	99,665	101,538
Other assets	114,120	127,049
Total assets	$430,466	$455,192
Liabilities:
Current maturities of long-term debt	$1,500	$2,360
Other current liabilities	97,319	112,031
Long-term debt, net of current maturities	349,375	405,363
Other liabilities	87,563	80,625
Total liabilities	535,757	600,379
Stockholders’ deficit	(105,291)	(145,187)
Total liabilities and stockholders’ deficit	$430,466	$455,192

Segment Information

	Three mos. ended Dec. 31		Twelve mos. ended Dec. 31
(In thousands)	2006	2005	2006	2005
Sales:
Outdoor products	$114,609	$112,586	$455,009	$452,334
Industrial and power equipment	43,670	64,605	196,896	250,967
Elimination	(208)	(247)	(841)	(1,045)
Total sales	$158,071	$176,944	$651,064	$702,256
Operating income (loss):
Outdoor products	$26,368	$25,009	$97,805	$105,536
Industrial and power equipment	1,367	8,664	13,347	28,037
Elimination	—	6	29	(14)
Retirement plan freeze and plant closure costs	(161)	—	(4,963)	—
Corporate expenses	(4,262)	(3,869)	(17,950)	(15,768)
Operating income	$23,312	$29,810	$88,268	$117,791